ACQUISITION OF OPPENHEIMER TRINITY VALUE FUND

On September 18, 2003, the Fund acquired all of the net assets of Oppenheimer Trinity Value Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Trinity Value Fund shareholders on September 12, 2003. The Fund issued (at an exchange ratio of 0.462030 for Class A, 0.454702 for Class B,
0.467218 for Class C, 0.462387 for Class N and 0.458575 for Class Y of the Fund to one share of Oppenheimer Value Fund 248,058; 113,904; 101,608; 31,233 and 33,446 shares of capital stock for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $4,532,025, $2,051,415, $1,804,555, $564,383 and
$621,753 in exchange for the net assets, resulting in combined Class A net assets of $199,379,468, Class B net assets of $59,597,524, Class C net assets of $31,165,757, Class N net assets of $6,114,820 and Class Y net assets of $2,499,533 on September 18, 2003. The net assets acquired included net unrealized appreciation of $721,866 and an unused capital loss carryforward of $2,018,832, potential utilization subject to tax limitations. The exchange qualified as a tax-free reorganization for federal income tax purposes.